Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement S-8 pertaining to the Northstar Neuroscience, Inc. 2006 Performance Incentive Plan and 1999 Stock Option Plan of our report dated February 23, 2006 (except paragraph 4 of Note 16 as to which the date is April 14, 2006) with respect to the financial statements of Northstar Neuroscience, Inc. as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in its Registration Statement (Form S-1 No. 333-132135), filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Seattle, Washington

June 15, 2006